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                                 EXHIBIT 99.1

                              PAB BANKSHARES, INC

    3102 N. Oak Street, Ext. . P.O. Box 3469 . Valdosta, Georgia 31604-3469
                    Phone: 912-241-2775 . Fax: 912-241-2774

                                 News Release
                             FOR IMMEDIATE RELEASE

                               November 30, 1999

Contact:  Denise McKenzie
          Asst. Vice President/Corporate Secretary/Investor Relations Officer
          (912) 241-8051

                             PAB Bankshares, Inc.
                             Completes Merger with
                          Baxley Federal Savings Bank

PAB Bankshares, Inc. (AMEX:PAB) announces that its acquisition of Baxley Federal Savings Bank was completed today. The shareholders of Baxley Federal approved the merger with PAB on Tuesday, November 23. With completion of the merger, PAB Bankshares' total assets exceed $650 million.

Baxley Federal Savings Bank will continue it operations in Baxley and Hazlehurst, Georgia as a thrift subsidiary of PAB. Its president, Alvin Tuten, Jr. and Kennith McLeod, another Baxley Federal director will join the PAB board of directors.

Under the merger agreement, Baxley shareholders will receive 2.4 shares of PAB common stock for each share of Baxley common stock. The company will issue approximately 1,323,554 shares in the transaction. The transaction will constitute a tax-free reorganization and will be accounted for as a "pooling of interests".

R. Bradford Burnette, President and CEO of PAB said "PAB is pleased to bring Baxley Federal into our family of community banks. Under the leadership of President and CEO, Alvin Tuten, Jr., Baxley Federal has established a strong tradition of serving the needs of its communities. We look forward to continuing that tradition and providing several new services to Baxley Federal's customers."
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PAB Bankshares is also the parent company for Park Avenue Bank in Valdosta,
Georgia; Farmers & Merchants Bank in Adel, Georgia; First Community Bank of Southwest Georgia in Bainbridge, Georgia; and Eagle Bank & Trust in Statesboro, Georgia.

PAB Bankshares common stock is traded on the American Stock Exchange under the ticker symbol PAB. More information on the company can be found on the Internet at www.pabbankshares.com.